EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 21, 1997 appearing on page 31 of The Vincam Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report dated February 21, 1997 which appears on page 3 of the Current Report on Form 8-K dated May 8, 1997. We also consent to the incorporation by reference of our report dated February 21, 1997, except as to the pooling of interest with Amstaff, Inc. which is as of June 30, 1997, which appears on page 3 of the Current Report on Form 8-K dated November 5, 1997. We also consent to the reference to us under the heading "Experts" in the prospectus constituting part of this Registration Statement on Form S-3.

PRICE WATERHOUSE, LLP

Miami, Florida
November 6, 1997